Exhibit 10.8.6

RETENTION AGREEMENT

This RETENTION AGREEMENT, dated March 31, 2005, is entered into by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and Daniel R. O’Bryant (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into a Retention Agreement (“Agreement”) with Executive to assure that the Company will have the continued services and dedication of the Executive. Therefore, in order to accomplish these objectives, the Compensation and Executive Personnel Committee of the Board has caused the Company to enter into this Agreement.

This Agreement contains the entire agreement between the parties with respect to the matters specified herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions. Terms not defined in the Agreement shall have the meaning as set forth in Executive’s Employment Agreement with the Company dated January 2, 2001 (“Employment Agreement”), which agreement will remain in full effect with respect to the matters set forth therein.

2. Position. The Company hereby promotes Mr. O’Bryant from Senior Vice President, Finance and Chief Financial Officer to Executive Vice President, Finance and Chief Financial Officer, effective as of April 1, 2005.

3. In order to provide the Executive with additional incentive to remain in the employ of the Company in this position until age 55 (August 14, 2012) and to devote appropriate attention and time to the business and affairs of the Company and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities, the Company agrees to grant the Executive the following benefits and rights:

(i) The Company will contribute $1 million to Executive’s deferred compensation account by April 1, 2005, which contribution (and any earnings thereon) will vest at age 55 and be subject to the terms and conditions of the 2005 Executive Variable Deferred Retirement Plan. (ii) The Company will grant 30,000 shares of restricted stock to the Executive, which will vest in two equal installments on April 1, 2009 and August 14, 2012, respectively. This stock will be granted with an effective date of April 1, 2005 and the Executive will be entitled to receive the benefit of all dividends accrued or paid and any recapitalizations effective subsequent to that date regardless of the actual date of grant. (iii) The Company will grant to Mr. O’Bryant additional NQSO stock options each year during 2005 – 2011 equal to $180,000 divided by the Black-Scholes value of the Company’s stock options used at the time of the annual grant, but no later than December 31st of each calendar year through 2011 with such options to vest under the same terms as other annual options granted to senior executives generally and on terms no less favorable than those currently applicable to the Executive’s most recent NQSO grant. These options are an addition to annual grants to which the Executive is otherwise entitled. The forgoing benefits, once vested, shall not be forfeitable on account of the termination of Executive’s employment regardless of the reason for such termination.

4. Termination of Employment.

(a)	Death or Disability.

The Executive’s employment shall terminate automatically in the event of Executive’s death during the Term of Employment. If the Company determines in good faith that the Disability of the Executive has occurred during the Term of Employment (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with paragraph 10(b) of this Agreement of the Company’s intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a period of (i) ninety (90) consecutive calendar days or (ii) an aggregate of one hundred fifty (150) calendar days in any fiscal year of the Company as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)	Cause.

The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) The willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a notice that the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)	Good Reason.

The Executive’s employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) without the express written consent of the Executive, the assignment to the Executive of any duties or any other action by the Company which results in a material diminution in the Executive’s position (including titles), authority, duties or responsibilities from those of his present position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of his Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(iv) any failure by the Company to comply with and satisfy Section 11(c) of his Employment Agreement.

(v) relocation by the Company of the Executive’s office more than 20 miles from its present location in Pasadena, CA, and when such relocation is not part of a general Corporate Center relocation on the part of the Company.

(d)	Notice of Termination.

Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)	Date of Termination.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company upon Termination.

(a)	Good Reason; Other than for Cause, Death or Disability, Change in Control

If, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate his employment for Good Reason or, if there should be a Change in Control, the benefits provided to the Executive under paragraph 3(i) and (ii) shall vest as of the date of such termination, or Change in Control, and the Company will pay to the Executive the remaining value of the benefit under paragraph 3 (iii) (such payment to be calculated as $180,000 times the number of years remaining for which Executive had not received incremental annual stock options under said paragraph).

(b)	Death.

If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the benefits under paragraph 3 (i) to (iii) will automatically vest as of the date prior to the date of Executive’s death will be part of Executive’s estate, and the Company also will pay to Executive’s estate the remaining value of the benefit under paragraph 3 (iii) (such payment to be calculated as $180,000 times the number of years remaining for which Executive had not received incremental annual stock options).

(c)	Disability.

If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period in accordance with paragraph 4(a), the benefits under paragraph 3 (i) to (iii) will vest as of the date of termination of the Agreement, and the Company also will pay to Executive the remaining value of the benefit under paragraph 3 (iii) (such payment to be calculated as $180,000 times the number of years remaining for which Executive had not received incremental annual stock options).

(d)	Voluntary Termination/Cause; Other than for Good Reason.

If the Executive’s employment shall be terminated because of voluntary termination by the Executive or for Cause by the Company prior to the applicable vesting dates, no further benefits will vest under this Agreement.

6. Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement (other than this Agreement) with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive

(whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of this Section, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm which serves as the Company’s auditor immediately prior to the Change of Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive. In the event that such Accounting Firm declines to act, the Company shall appoint another nationally recognized accounting firm (which is acceptable to the Executive) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall defend, indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall defend, indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8. Confidential Information.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the

Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted or alleged violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.	Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: [to the last address provided by the Executive]	If to the Company: Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

11. Arbitration; Attorneys Fees.

(a) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, Executive’s employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Company (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration in accordance with the then-current Rules of Practice and Procedure for Employment Arbitration (“Rules”) of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”).

The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Los Angeles County, California, unless the parties agree to hold the arbitration at another location. Depositions and other discovery shall be allowed in accordance with the JAMS Rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or federal law, or both, as applicable to the claim(s) asserted.

(b) In consideration of the parties’ agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this

Agreement, both the Company and the Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(c) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section must be presented in writing by the claiming party to the other party within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of the Executive’s employment must be presented by him within one year of the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(d) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys’ fees that exceeds the unsuccessful party’s costs, expenses and attorneys’ fees in connection with the action or proceeding.

(e) Any decision and award or order of the arbitrator shall be final and binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(f) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(g) Any decision and award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute.

IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to the authorization from the Compensation and Executive Personnel Committee of the Board of Directors, the Company has caused this Agreement to be executed, all as of the day and year first above written.

AVERY DENNISON CORPORATION		EXECUTIVE

By:
	Philip M. Neal	Daniel R. O’Bryant
Chairman and Chief Executive Officer